NETFABRIC TECHNOLOGIES, INC., D/B/A UCA SERVICES, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

March 12, 2009

NETFABRIC TECHNOLOGIES, INC., D/B/A UCA SERVICES, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of the 12th day of March, 2009 (the “Effective Date”), by and among NetFabric Technologies, Inc., d/b/a UCA Services, Inc., a New Jersey corporation (the “Company”), Netfabric Holdings Inc., a Delaware corporation (the “Guarantor”) and Fortify Infrastructure Services, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

The Company desires to issue and sell and the Purchasers desire to purchase the convertible promissory note attached to this Agreement as Exhibit A (the “Note”) which shall be cancelable and convertible on the terms stated therein.  The Note and the equity securities issuable upon conversion thereof (and the securities issuable upon conversion of such equity securities) are collectively referred to herein as the “Securities.”

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.           Purchase and Sale of Note.

(a)           Sale and Issuance of Note.  At Closing (as defined below), the Purchaser agrees to provide a bridge loan to the Company, pursuant to the terms and conditions of this Agreement and the Note, in the amount of $5,000,000.00 (the “Purchase Price”) to allow the Company to use for working capital purposes as well as repay in full the outstanding liabilities of the Company set forth on Schedule 1 attached hereto. Accordingly, subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to the Purchaser, a Note in the principal amount equal to the Purchase Price as specified on Exhibit A to this Agreement.

(b)           Closing; Delivery.  The purchase and sale of the Note shall take place at the offices of Royse Law Firm, PC, 2600 El Camino Real, Suite 110, Palo Alto, California 94306, at 10 a.m., on March 12, 2009, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).  At the Closing:

(i) The Purchaser shall deliver the Purchase Price, payable by wire transfer to the bank account(s) of: (i) each of the creditor(s) in such amounts set forth opposite their name(s) on Schedule 1 attached hereto (the “Creditors”), and (ii) the Company’s bank account in the amount set forth on Schedule 1; and

(ii) The Company shall deliver to the Purchaser the Note and a duly executed settlement and release agreement, payoff letter or other instrument satisfactory in form and substance to the Purchaser in its sole discretion evidencing the release by the Creditors of any and all liens and encumbrances on the Company’s and the Guarantor’s assets (including the Shares).

(iii)  The Company shall deliver to the Purchase an amended certificate of incorporation (the “Amended Certificate”), in substantially the form attached hereto as Schedule 2, authorizing the creation of _________ shares of preferred stock. The Amended Certificate shall have been ratified by the Company’s board of directors and approved by the Company’s shareholders, and filed with the Secretary of State of New Jersey.

2.           Stock Purchase Agreement.  The Purchaser understands and agrees that the conversion of the Note into equity securities of the Company may require the Purchaser’s execution of certain agreements (in form reasonably agreeable to the Purchaser) relating to the purchase and sale of such securities as well as registration, co-sale and voting rights, if any, relating to such equity securities.

3.           Credit Agreement.  The Purchaser agrees to extend a credit facility to the Company in an amount  not to exceed $1,000,000.00, from which the Company may draw down for working capital purposes, on the terms and conditions set forth in the credit agreement attached to this agreement as Exhibit B (the “Credit Agreement”).  Amounts drawn on the credit facility shall be secured as provided in Section 4 hereof.

4.           Security Interest and Stock Pledge.  The indebtedness represented by the Note and the Credit Agreement and all of the Company’s obligations arising under the Note and Credit Agreement shall be secured by (i) all of the assets of the Company and the Guarantor in accordance with the provisions of the security agreement in substantially the form attached to this Agreement as Exhibit C (the “Security Agreement”), and (ii) a pledge by the Guarantor of all of the equity securities of the Company currently owned or hereafter acquired by the Guarantor (the “Shares”) in accordance with the provisions of a stock pledge agreement in substantially the form attached to this Agreement as Exhibit D (the “Pledge Agreement”).

5.           Option Agreement.  In connection with the execution of this Agreement, the Note, the Credit Agreement, the Security Agreement and the Pledge Agreement, the Guarantor and the Purchaser shall enter into an option agreement (the “Option Agreement”), in substantially the form attached to this Agreement as Exhibit E, pursuant to which Guarantor shall grant to the Purchaser the option to purchase the Shares in accordance with the terms and conditions set forth in the Option Agreement (the “Acquisition”).

6.           Majority Stockholder Proxy. This Agreement and the agreements attached as exhibits hereto are collectively referred to herein as the “Transaction Agreements.” In connection with the transactions contemplated by the Option Agreement, Guarantor shall obtain and deliver to the Purchaser at or prior to the Closing a stockholder agreement and irrevocable proxy (the “Proxy”), in substantially the form attached to this Agreement as Exhibit F, from the Guarantor’s stockholders holding at least 51% of the outstanding stock (the “Majority Stockholders”) of the Purchaser, evidencing the consent by the Majority Stockholders to the Acquisition and the related transactions contemplated by the Transaction Agreements as described in an information statement to be delivered by Guarantor to its stockholders.

7.           Post-Closing Covenants of Company and Guarantor.

(a)           As long as any portion of the Note is outstanding, and except as contemplated in the Transaction Agreements, the Company shall not, without the prior written consent of the Purchaser incur any indebtedness or obligation in excess of Twenty Five Thousand Dollars ($25,000.00) or act as a guarantor or surety for any indebtedness or obligation for any party (including Guarantor).

(b)           As long as any portion of the Note is outstanding, the Company shall provide the Purchaser with (i) monthly unaudited financial statements (balance sheet, statement of operations and statement of cash flows), and (ii) upon Purchaser’s request, the right to review and inspect the Company’s books and records provided however that Purchaser shall give the Company forty-eight (48) hours notice of such request.

(c)           As long as any portion of the Note is outstanding, the Company shall not remit any dividends or make any distribution of cash or property to the Guarantor with respect to the stock of the Company or otherwise make any advance to Guarantor.

8.           Representations and Warranties of the Company.  In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities.  In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

In this Agreement, any reference to “knowledge” means an individual will be deemed to have knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.  A party (that is not an individual) will be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director, officer, executive or manager, partner, executor or trustee of that party (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (i) and (ii) of this definition), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that party or individual.

Except as disclosed in a document of the same date as this Agreement and delivered by the Company to Purchaser prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Purchaser, as of the Closing:

(a)           Organization Standing and Power; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  The Company has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Except as set forth on Schedule 8(a), the Company currently has no subsidiaries and has had no subsidiaries since its inception.  Other than the transactions contemplated by the Transaction Agreements, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  Except as set forth in the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(b)           Certificate of Incorporation and Bylaws.  The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws or other charter documents, each as amended to date, to Purchaser.  The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

(c)           Capital Structure.  The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which there are issued and outstanding as of the close of business on the date hereof, 3,000,000 shares of Common Stock.   There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities of the Company.  All outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of the Company’s Common Stock were issued in compliance with all applicable federal and state securities laws.  As of the close of business on the Effective Date, the Company has not reserved, issued or granted any shares of Common Stock for issuance to employees and consultants pursuant to a Company Stock Plan (the “Plan”).  Except (i) for the rights created pursuant to this Agreement, (ii) for  the Company’s right to repurchase any unvested shares under the Plan and (iii) as set forth in this Section 8(c), there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (i) between or among the Company and any of its stockholders and (ii) between or among any of the Company’s stockholders.  True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Purchaser.

(d)           Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company’s Board of Directors has approved this Agreement and issuance of the Securities hereunder.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(e)           No Conflicts; Required Filings and Consents.

(i)           The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

(ii)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

(f)           Financial Statements.  Section 8(f) of the Company Disclosure Schedule includes a true, correct and complete copy of the Company’s audited financial statements for the fiscal year ended December 31, 2006, a draft copy of the Company’s audited financial statements for the fiscal year ended December 31, 2007, a draft of its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as of September 30, 2008, and a draft of the Company’s unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as of December 31, 2008 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other.  The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(g)           Absence of Undisclosed Liabilities.  Except as set forth in Schedule 8(g), the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 2008 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice, and (iv) those incurred for professional fees in connection with the execution of this Agreement.

(h)           Absence of Certain Changes.  Except as set forth in Section 8(h) of the Company Disclosure Schedule, since December 31, 2008 ( the “Company Balance Sheet Date”) there has not been, occurred or arisen any:

(i)            transaction by the Company, other than transactions in connection with elimination of intercompany accounts, except in the ordinary course of business as conducted on that date and consistent with past practices;

(ii)           amendments or changes to the Certificate of Incorporation or Bylaws of the Company (except as contemplated by the Transaction Agreements);

(iii)          capital expenditure or commitment by the Company in any individual amount exceeding $10,000.00 or in the aggregate, exceeding $50,000.00;

(iv)          destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company (whether or not covered by insurance) which would constitute a Material Adverse Effect;

(v)           labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(vi)          change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by the Company;

(vii)         revaluation by the Company of any of its assets;

(viii)        declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock, except repurchases of the Company Common Stock from terminated Company employees or consultants at the original per share purchase price of such shares;

(ix)           increase in the salary or other compensation payable or to become payable by the Company to any officers, directors, employees or consultants of the Company, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 8(p) below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

(x)           sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business and not in excess of $10,000.00, in the aggregate;

(xi)           termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which the Company is a party or by which it is bound;

(xii)          loan by the Company to any person or entity, or guaranty by the Company of any loan, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practice and (ii) trade payables not in excess of $50,000.00 in the aggregate and in the ordinary course of business, consistent with past practice;

(xiii)        waiver or release of any right or claim of the Company, except for inter company balances and doubtful allowances, including any write-off or other compromise of any account receivable of the Company in excess of $50,000.00 in the aggregate;

(xiv)        commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company’s or the Company’s officers’ or directors’ knowledge, investigation of the Company or its affairs;

(xv)         to the Company’s knowledge, notice of any claim of ownership by a third party of the Company’s Intellectual Property (as defined in Section 8(m) below) or, to Company’s knowledge, of infringement by the Company of any third party’s Intellectual Property rights;

(xvi)         issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than as contemplated by the Transaction Agreements;

(xvii)       material changes in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(xviii)      to the Company’s knowledge, any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

(xix)         agreement by the Company, or any of its officers or employees on its behalf to do any of the things described in the preceding clauses (i) through (xviii) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

(i)           Litigation.  Except as set forth on Schedule 8(i), there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.  There is no judgment, decree or order against the Company or, to the Company’s knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company.  All litigation to which the Company is a party (or, to the knowledge of the Company, threatened to become a party) is disclosed in the Company Disclosure Schedule.

(j)           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, any acquisition of property by the Company or the overall conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.  The Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(k)           Permits; Company Products; Regulation.

(i)           The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Authorizations”) and no suspension or cancellation of any Company Authorization is pending or, to the Company’s knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Company Authorization would not have a Material Adverse Effect on the Company.  The Company is not in conflict with, or in default or violation of, (i) any laws applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any Company Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate have a Material Adverse Effect on the Company.

(ii)           Except as would not have a Material Adverse Effect on the Company, since January 31, 2009, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or by any agent on behalf of the Company (the “Products”) is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body.  To the knowledge of the Company, the Company has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products.  Except as disclosed in Section 8(k)(ii) of the Company Disclosure Schedule, since January 31, 2009, there have been no recalls, field notifications or seizures ordered or, to the Company’s knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

(iii)           The Company has obtained, in all countries where either the Company or any agent of the Company is marketing or has marketed the Company’s Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by the Company or its agents in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company has identified and made available for examination by Purchaser all information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listing, inspections, the Company’s recalls and product actions, audits and the Company’s ongoing field tests. The Company has identified in writing to Purchaser all international locations where regulatory information and documents are kept.

(l)          Title to Property.

(i)           The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet.  The plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair.  All properties used in the operations of the Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.  Section 8(l)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease.  Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(ii)           Section 8(l)(ii) of the Company Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the “Equipment”) owned or leased by the Company, and such Equipment is, taken as a whole, (i) adequate for the conduct of the Company’s business, consistent with its past practice and (ii) in good operating condition (except for ordinary wear and tear).

(m)         Intellectual Property.

(i)           The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)           Section 8(m) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and mask work rights, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any products of the Company that are, individually or in the aggregate, material to the business of the Company.  The Company is not in violation of any license, sublicense or agreement described in Section 8(m) of the Company Disclosure Schedule.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.  Except as set forth in Section 8(m) of the Company Disclosure Schedule, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

(iii)           To the Company’s knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(iv)           The Company is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on the Company.

(v)           To the Company’s knowledge, all patents, registered trademarks, service marks and copyrights held by the Company are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of the Company.  The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party.  Neither the conduct of the business of the Company as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by the Company of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.  All registered trademarks, service marks and copyrights held by the Company are valid and subsisting.  To the Company’s knowledge, no third party is challenging the ownership by the Company, or validity or effectiveness of, any of the Intellectual Property.  The Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the best of the Company’s knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company, except such as may have been commenced by the Company.  There is no breach or violation of or threatened or actual loss of rights under any licenses to which the Company is a party.

(vi)           The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(vii)           The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  The Company has a policy requiring each of its employees and contractors to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms and all current and former employees and contractors of the Company have executed such an agreement.  All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.  All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

(n)           Environmental Matters.

(i)           The following terms shall be defined as follows:

(A)           “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials (as defined below) or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

(B)           “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum or petroleum products including crude oil or any fractions thereof; natural gas, synthetic gas, or any mixtures thereof; radon; asbestos; or any other pollutant or contaminant

(C)           “Property” shall mean all real property leased or owned by the Company either currently or in the past.

(D)           “Facilities” shall mean all buildings and improvements on the Property of the Company.

(ii)           The Company represents and warrants as follows:  (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) the Company has received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or state analog statute, arising out of events occurring prior to the Closing; (vi) there has not been in the past, and there is not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters); (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and the Company’s uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) the Company has all the permits and licenses required to be issued and is in full compliance with the terms and conditions of those permits; and (xii) the Company is not liable for any off-site contamination under any Environmental and Safety Laws.

(o)           Taxes.

(i)           For purposes of this Section 8(o) and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

(A)           The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other Tax of any kind whatsoever, which are required to be paid, withheld or collected, in an aggregate amount in excess of $10,000, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(B)           The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns  with respect to backup withholding and other payments to third parties.

(ii)           Except as set forth on Schedule 8(o), all Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct.  All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings.  The Company has not at any time been a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired other than an affiliated group the common parent of which is the Guarantor.

(iii)           The amount of the Company’s liabilities for unpaid Taxes for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of the Company payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date.  No liability for Taxes of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the Closing will be incurred or realized) since such date other than in the ordinary course of business.

(iv)           Purchaser has been furnished by the Company with true and complete copies of (i) all relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including the Company for all periods since six (6) full years preceding the date of this Agreement.

(v)           No audit of the Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s knowledge, pending (either in writing or orally, formally or informally).  No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid.  The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor, to the Company’s knowledge, has such event been asserted or threatened (either in writing or orally, formally or informally) against the Company, or any of its assets.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.  The Company has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

(vi)          The Company is not (nor has it ever been) a party to any tax sharing agreement.  Since April 16, 1997,  the Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(vii)         The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company is not a “consenting corporation” under Section 341(f) of the Code.  The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.  The Company has not agreed to, nor is it required to make, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Company will not otherwise have any income reportable for a period ending after the Closing attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing with respect to which the Company received the economic benefit prior to the Closing.  The Company is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

(viii)        The Company Disclosure Schedule contains accurate and complete information regarding the Company’s net operating losses for federal and each state tax purposes.  The Company has no net operating losses or credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

(ix)           The Company shall not have any liability for Taxes of any person other than the Company under (a) Treas. Reg. Section 1502-6 (or any similar provision of state, local, or foreign law), (b) as a transferee or successor, (c) by contract, or (d) otherwise.

(x)           With respect to each option and share of restricted stock, the Company and the Stockholders warrant and represent that each such option has been granted with an exercise price no lower than “fair market value” (determined in accordance with Treas. Reg. Section 1.409A-1(b)(vi)) as of the grant date and that each such grant does not provide for a deferral of compensation under Code section 409A.  Each Company Employee Plan (as defined in Section 8(p) hereof) that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005, in good faith compliance with Code Section 409A and the rules and regulations issued thereunder.  No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Treas. Reg. Section 1.409A-6) after October 3, 2004.  The Company is not a party to, and is not otherwise obligated under, any Contract, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(p)           Employee Benefit Plans.

(i)           Schedule 8(p) lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of the Company (other than, in each case, any such contract or agreement that is terminable by the Company at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the “Company Employee Plans”).

(ii)           The Company has furnished to Purchaser a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation; may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Company Employee Plan.  The Company has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such the Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any the Company Employee Plan subject to Code Section 401(a).

(iii)           Except as set forth in Section 8(p)(iii) of the Company Disclosure Schedule, (i) none of Company Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and the Company or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee’s withdrawal from, any Company Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; and (viii) no compensation paid or payable to any employee of the Company has been, or will be, non-deductible by reason of application of Section 162(m) or 280G of the Code.  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such the Company Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such the Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.  Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)          With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act (“HIPAA”) and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent that failure to comply would not, in the aggregate, have a Material Adverse Effect.

(v)           Except as set forth on Schedule 8(p), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

(vi)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company’s financial statements.

(q)           Effect on Other Certain Agreements .  Except as set forth on Schedule 8(q), neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(r)           Employee Matters.

(i)            Except as set forth on Schedule 8(r), the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  The Company does not have any material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder.  There are no controversies pending or, to the Company’s knowledge, threatened, between the Company and any of its employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not a party to any collective bargaining agreement or other labor unions contract nor does the Company know of any activities or proceedings of any labor union or organize any such employees.  The Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and no fact or event exists that could give rise to liability under the WARN Act.  Section 8(r) of the Company Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

(ii)           The Company is in compliance with all federal, state and local laws governing the employment and sponsorship of foreign nationals employed by the Company and is not required to make any filing with or give any notice to, or to obtain any consent from, any governmental body in connection with employment by the Company of any employee who is a foreign national. There is no pending legal proceeding, and no governmental agency has threatened to commence any legal proceeding, against the Company or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the employment by the Company of any employee who is a foreign national.  There is no order, writ, injunction or decree which has been entered against the Company preventing or delaying the employment by the Company of any employee who is a foreign national.

(s)           Material Contracts.

(i)           Section 8(s)(i) of the Company Disclosure Schedule contains a list of all contracts and agreements to which the Company is a party and that are material to the business, results of operations, or condition (financial or otherwise), of the Company (such contracts, agreements and arrangements as are required to be set forth in Section 8(s)(i) of the Company Disclosure Schedule being referred to herein collectively as the “Material Contracts”).  “Material Contracts” shall include, without limitation, the following and shall be categorized in the Company Disclosure Schedule as follows:

(A)          each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company under the terms of which the Company:  (A) paid or otherwise gave consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(B)          each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which the Company is a party which (A) involved consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(C)           (A) all distributor, manufacturer’s representative, broker, franchise, agency and dealer contracts and agreements to which the Company is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which the Company is a party which:  (1) involved consideration of more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008 or (2) are likely to involve consideration of more than $5,000.00 in the aggregate over the remaining term of the contract;

(D)          all management contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which (A) involved consideration or more than $5,000.00 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $5,000.00 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company without penalty or further payment of less than $5,000.00;

(E)           all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

(F)          all contracts and agreements that limit the ability of the Company  to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

(G)          all contracts and agreements between or among the Company, on the one hand, and any affiliate of the Company, on the other hand:

(H)          all contracts and agreements to which the Company is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer; and

(I)            all other contracts or agreements (A) which are material to the Company or the conduct of their respective businesses or (B) the absence of which would have a Material Adverse Effect on the Company or (C) which are believed by the Company to be of unique value even though not material to the business of the Company.

(ii)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Company license and each Material Contract, is a legal, valid and binding agreement, and none of the Company licenses or Material Contracts is in default by its terms or has been canceled by the other party; the Company is not in receipt of any claim of default under any such agreement; and the Company does not anticipate any termination of or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated by this Agreement.  The Company has furnished Purchaser with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

(t)           Interested Party Transactions.  Except as set forth on Schedule 8(t), the Company is not directly or indirectly indebted to any director, officer, employee or agent of the Company (each of the foregoing, an “Interested Party”) (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), nor is the Company directly or indirectly indebted to any members of the immediate families of any Interested Party, and no such Interested Parties or members of their immediate families are directly or indirectly indebted to the Company.  No Interested Parties have any direct or indirect ownership or financial interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Interested Parties and members of their families may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded companies that may compete with the Company.  No Interested Party or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company.  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(u)           Insurance.  The Company has policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

(v)           Compliance With Laws.  The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Company.

(w)           Minute Books.  The minute books of the Company made available to Purchaser contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

(x)           Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document which has been requested by Purchaser or its counsel in connection with their legal and accounting review of the Company.

(y)           Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(z)           Board and Stockholder Approval.  The Board of Directors of the Company has unanimously (i) approved this Agreement and the Transaction Agreements and the transactions contemplated hereunder and thereunder, and (ii) determined that the purchase of the Securities by Purchaser is in the best interests of the stockholders of the Company.  Guarantor has obtained Proxies from the Majority Stockholders.

(aa)           Inventory.  The inventories shown on the Financial Statements or thereafter acquired by the Company consist of items of a quantity and quality usable or salable in the ordinary course of business.  Since January 31, 2009, the Company has continued to replenish inventories in a normal and customary manner consistent with past practice.  The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.  Due provision has been made on the books of the Company in the ordinary course of business consistent with past practice to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

(bb)           Accounts Receivable.

(i)           The Company has made available to Purchaser a list of all accounts receivable of the Company reflected on the Financial Statements (“Accounts Receivable”) along with a range of days elapsed since invoice.

(ii)           All Accounts Receivable of the Company arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied.  No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(iii)           All of the inventories of the Company reflected in the Financial Statements and the Company’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods.  None of the inventory of the Company reflected on the Financial Statements or on the Company’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practice and outstanding customer contracts.  The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

(cc)           Customers and Suppliers.  As of the date hereof, no customer which individually accounted for more than ten percent (10%) of the Company’s gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has at any time on or after December 31, 2008 decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.  From and after the date hereof, no customer which individually accounted for more than ten percent (10%) of the Company’s gross revenues during the twelve (12) month period preceding the Closing, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions by this Agreement, its relationship with the Company, and to the Company’s knowledge, no such customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its usage of the services or products of the Company.  The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

(dd)           Third Party Consents.  The Company shall have obtained all consents or approvals needed from any third party in order to effect this Agreement or any of the transactions contemplated hereby.

(ee)           No Commitments Regarding Future Products.  The Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company’s customers from time to time test or evaluate products).  The products the Company has delivered to customers substantially comply with published specifications for such products and the Company has not received material complaints from customers about its products that remain unresolved.  Section 8(ee) of the Company Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

(ff)           Representations Complete.  None of the representations or warranties made by the Company in this Agreement or in any attachment hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

9.           Representations and Warranties of the Guarantor.  Guarantor hereby represents and warrants to the Purchaser that:

(a)           Organization, Good Standing and Qualification.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)           Authorization.  All corporate action on the part of the Guarantor, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Agreements and the performance of all obligations of the Guarantor hereunder and thereunder has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Guarantor, shall constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

10.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company that:

(a)           Purchase Entirely for Own Account.  The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser has not been formed for the specific purpose of acquiring any of the Securities.

(b)           Knowledge.  The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities.

(c)           Restricted Securities.  The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(d)           No Public Market.  The Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

(e)           Legends.  The Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)           “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)           Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f)           Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

11.           Conditions of the Purchaser’s Obligations at Closing.  The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)           Execution and Delivery of Transaction Agreements.  The Company and/or the Guarantor (if applicable) shall have executed and delivered the Transaction Agreements to the Purchaser.

(b)           Representations and Warranties.  The representations and warranties of the Company contained in Section 8 and the representations of the Guarantor contained in Section 9 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(c)           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

(d)           Amended Certificate.  The Company shall have delivered to Purchaser the Amended Certificate.

12.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 10 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

(b)           Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

(c)           Delivery of Form W-8 BEN or Form W-9.  The Purchaser shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, which forms are attached as Exhibit G to this Agreement.

13.           Default.

(a)           Events of Default.  The occurrence of any one or more of the following events, conditions or state of affairs shall constitute an Event of Default hereunder and under the Note:

(i)            The Company shall fail to pay as and when due any principal or interest under the Note or the Credit Agreement.

(ii)           If the Company or the Guarantor shall breach or default in connection with any of the representations, warranties, covenants or obligations contained the Transaction Agreements.

(iii)          If the Company makes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by the Company.

(iv)          Upon the commencement of any action for the dissolution or liquidation of the Company, or the commencement of any case or proceeding for reorganization or liquidation of the Company’s debts under Title 11 of the United States Code as now or hereafter in effect, or any successor statute, or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against the Company; provided, however, that the Company shall have sixty (60) days to obtain the dismissal or discharge of any involuntary proceeding filed against it and the Agent may seek adequate protection in any bankruptcy proceeding.

(v)           Upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for the Company or for a material portion of any property of the Company.

14.           Miscellaneous.

(a)           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

(f)           Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company and the Guarantor agree to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company, the Guarantor or any of their respective officers, employees or representatives is responsible.

(g)           Amendments and Waivers.  Any term of this Agreement may only be amended with the written consent of the parties hereto.  Any amendment or waiver effected in accordance with this Section 14(g) shall be binding upon the Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

(h)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)           Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(j)           Exculpation Among Purchasers.  The Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than (a) the Company and its officers and directors, and (b) the Guarantor and its officers and directors in making its investment or decision to invest in the Company.

(k)           Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

The parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

UCA Services, Inc., d/b/a Netfabric
Technologies, Inc.

By:/s/
Fahad Syed, CEO

Address: 299 Cherry Hill Road
Parsippany, NJ 07054

Facsimile Number: 973-384-9061

GUARANTOR:

Netfabric Holdings, Inc.

By:/s/
Fahad Syed, CEO

Address: 299 Cherry Hill Road
Parsippany, NJ 07054

Facsimile Number: 973-384-9061

PURCHASER:

Fortify Infrastructure Services, Inc.

By:/s/

Name: Rajkumar Velagapudi

Address: 2340 Walsh Avenue, Suite A
Santa Clara, CA 95051

Facsimile Number: 408-416-3237

SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT

LIST OF SCHEDULES/EXHIBITS

Schedule l -	Schedule of Liabilities/Creditors to be Paid at Closing

Schedule 2-	Amended Certificate

Exhibit A -	Form of Promissory Note

Exhibit B -	Credit Agreement

Exhibit C -	Security Agreement

Exhibit D -	Pledge Agreement

Exhibit E -	Option Agreement

Exhibit F -	Form of Proxy

Exhibit G -	W-9

SCHEDULE 1

SCHEDULE OF LIABILITIES

At Closing, the creditors of the Company set forth below shall be paid by Purchaser the amounts set forth opposite their names, representing payment in full of the total amount of liabilities and indebtedness of the Company outstanding as of the Closing Date:

Name and Address	Amount

SCHEDULE 2

AMENDED CERTIFICATE

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

CREDIT AGREEMENT

EXHIBIT C

SECURITY AGREEMENT

EXHIBIT D

PLEDGE AGREEMENT

EXHIBIT E

OPTION AGREEMENT

EXHIBIT F

FORM OF PROXY

EXHIBIT G

FORM W-9

Non-Profiled Document